Exhibit 99.1


               Cheniere Energy Reports First Quarter 2005 Results



    HOUSTON--(BUSINESS WIRE)--May 6, 2005--Cheniere Energy, Inc. (AMEX:LNG) reported a net loss of $9.2 million, or $0.18 per share (basic and diluted), for the first quarter of 2005 compared with a net loss of $1.1 million, or $0.03 per share (basic and diluted), during the corresponding period in 2004.
    The major factors contributing to the net loss during the first quarter of 2005 were LNG receiving terminal development expenses of $5.4 million and general and administrative expenses of $5.0 million.
The major factors contributing to the net loss during the first quarter of 2004 were LNG receiving terminal development expenses of $4.4 million (which were offset by a $1.5 million minority interest in the operations of Corpus Christi LNG, L.P.) and general and administrative expenses of $2.9 million. These 2004 expenses were offset by a $2.5 million reimbursement from our limited partnership investment in Freeport LNG Development, L.P. ("Freeport LNG") and our equity share of the net income in Freeport LNG of $2.2 million.
    Cheniere's working capital at March 31, 2005 was $273.7 million compared to $305.8 million at December 31, 2004. The $32.1 million decrease was primarily attributable to debt issuance costs related to the Sabine Pass LNG terminal project financing, Sabine Pass LNG terminal construction-in-progress costs, LNG terminal development expenses, and general and administrative expenses incurred during the first quarter of 2005.
    On April 22, 2005, we issued shares of our common stock in a two-for-one stock split to all entitled stockholders of record at the close of business on April 8, 2005. Accordingly, all references to weighted average shares outstanding and per share amounts in this press release have been retroactively adjusted to reflect this stock split.
    Cheniere Energy, Inc. is a Houston-based developer of LNG receiving terminals and a Gulf of Mexico E&P company. Cheniere is developing Gulf Coast LNG receiving terminals near Sabine Pass in Cameron Parish, La. in which it holds a 100% ownership interest; near Corpus Christi, Texas, in which it holds a 100% ownership interest;
and near Creole Trail in Cameron Parish, La. in which it holds a 100% ownership interest. Cheniere is also a 30% limited partner in Freeport
LNG Development, L.P., which is developing an LNG receiving terminal in Freeport, Texas. Cheniere conducts exploration for oil and gas in the Gulf of Mexico using a regional database of 7,000 square miles of PSTM 3D seismic data. Cheniere also owns 9% of Gryphon Exploration
Company, along with Warburg, Pincus Equity Partners, L.P. which owns
91%. Additional information about Cheniere Energy, Inc. may be found on its website at www.cheniere.com.
    This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere's business strategy, plans and objectives and (ii) statements expressing beliefs and expectations regarding the development of Cheniere's LNG receiving terminal business. Although Cheniere believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere's periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere does not assume a duty to update these forward-looking statements.


                        Cheniere Energy, Inc.
                    Selected Financial Information
                            (in thousands)


                                          Three Months Ended March 31,
                                          ----------------------------
                                              2005           2004
                                          -------------  -------------
                                                  (Unaudited)

Revenues                                          $737           $332
                                          -------------  -------------
Operating Costs and Expenses
  LNG Terminal Development Expenses              5,424          4,401
  Production Costs                                  56              7
  Depreciation, Depletion and Amortization         528            206
  General and Administrative Expenses            4,990          2,936
                                          -------------  -------------
        Total Operating Costs and Expenses      10,998          7,550
                                          -------------  -------------
Loss from Operations                           (10,261)        (7,218)

Equity in Net (Loss) Income of Limited
 Partnership                                      (844)         2,155
Reimbursement from Limited Partnership
 Investment                                          -          2,500
Interest and Other Income, Net                   1,793              6
Minority Interest                                   97          1,482
                                          -------------  -------------
Net Loss                                       $(9,215)       $(1,075)
                                          =============  =============

Net Loss Per Share - Basic and Diluted          $(0.18)        $(0.03)
                                          =============  =============
Weighted Average Shares Outstanding -
 Basic and Diluted                              52,364         36,219
                                          =============  =============


                                            March 31,     December 31,
                                              2005           2004
                                          -------------  -------------
                                                  (Unaudited)

Cash and Cash Equivalents                     $246,848       $308,443
Advances to EPC Contractor                      32,347              -
Other Current Assets                             5,951          2,838
Property, Plant and Equipment, Net              28,859         20,880
Debt Issuance Costs, Net                        17,939          1,302
Goodwill                                        76,924              -
Other Assets                                     5,652            104
                                          -------------  -------------
Total Assets                                  $414,520       $333,567
                                          =============  =============

Current Liabilities                            $11,398         $5,529
Deferred Revenue                                23,000         23,000
Other Liabilities and Minority Interest            100            437
Stockholders' Equity                           380,022        304,601
                                          -------------  -------------
Total Liabilities and Stockholders' Equity    $414,520       $333,567
                                          =============  =============




    CONTACT: Cheniere Energy, Inc., Houston
             Suzanne McLeod, 713-265-0208
             info@cheniere.com